EXHIBIT 99.1
------------


                               News Release

                                 LANDAUER

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                          LANDAUER, INC. REPORTS
             FISCAL 2010 FOURTH QUARTER AND FULL YEAR RESULTS

                   Revenue Growth Driven by Acquisitions
                Continued Execution of Strategic Priorities


For Further Information Contact:
      Jonathon M. Singer
      Senior Vice President, CFO
      708-441-8311
      jsinger@landauerinc.com

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GLENWOOD, ILL. -- DECEMBER 7, 2010 -- LANDAUER, INC. (NYSE: LDR), a
recognized global leader in personal and environmental radiation monitoring and the leading domestic provider of outsourced medical physics services, today reported financial results for its fourth quarter and fiscal year ended September 30, 2010.


FISCAL 2010 HIGHLIGHTS

  . Revenue grew 22 percent to a record of $114.4 million on contribution from acquired companies and InLight product revenue.

  . Gross profit grew 11 percent to $69.9 million on increased sales and revenue mix.

  .   Operating income increased 7 percent to $34.6 million.

  . Net income rose 1 percent to $23.7 million, or $2.52 per diluted share.

  .   Dividend increased $0.05 to $2.20 per share for fiscal 2011.

  . Acquisition of Global Physics Solutions, Inc. completed as a platform to expand into the medical physics services market.

"During fiscal 2010 we made significant progress in expanding the scope of our core business." stated Bill Saxelby, President and CEO of Landauer. "Through our acquisitions in the medical physics market we have expanded our services to support the safe utilization of radiation in the healthcare setting. The market acceptance has been excellent. We see strong interest in a service offering that incorporates elements of medical physics, patient monitoring and our occupational monitoring competencies. In addition, we have successfully developed radiation monitoring equipment that is targeted at the unique needs of the U.S. military and first responder markets and are optimistic we will see continued sales into these markets in fiscal 2011."

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       Landauer, Inc.  2 Science Road  Glenwood, Illinois 60425-1586
        Telephone: 708.755.7000  Fax: 708.755.7011  landauerinc.com


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Saxelby continued, "The results for this year demonstrate the balanced approach we are taking in the pursuit of new growth opportunities and managing resources to ensure progress against our strategic priorities of optimizing the core business, driving competitive growth, and pursuing strategic expansion. In fiscal 2011 we will continue to enhance our products and service offerings, as well as increase our operating efficiency. In addition, we continue to demonstrate our commitment to returning value to shareholders through our dividend program, which we increased again in fiscal 2011 by $0.05 to $2.20 per share."


REVENUE GROWTH DRIVEN BY ACQUISITIONS

Revenues for fiscal 2010 were $114.4 million, a 22 percent increase compared with the $93.8 million reported for fiscal 2009. Domestic revenue increased 21 percent, or $14.3 million, on contribution from the Medical Physics segment of $14.0 million. International revenue increased 26 percent, or $6.2 million, due to contribution of acquired companies of $4.3 million, organic growth of $1.1 million and the strengthening of most foreign currencies against the dollar of $0.8 million.

Cost of sales for fiscal 2010 was $44.5 million, a 45 percent increase compared with the $30.8 million reported for fiscal 2009. The primary factor contributing to the increase was $12.6 million of increased cost from acquired companies. The gross margin declined to 61 percent from 67 percent in the year ago period, primarily due to the expected lower margin contribution of the Medical Physics segment. Selling, general and administrative costs for fiscal 2010 were $33.2 million, a 19 percent increase compared with the $27.9 million reported for fiscal 2009. The primary factor contributing to the increase was approximately $5.9 million of increased spending from acquired companies.

In conjunction with the fiscal 2010 acquisition activity, the Company incurred $2.0 million ($1.6 million after-tax) of acquisition and reorganization costs. During fiscal 2009, the Board of Directors approved changes to the Company's retirement benefit plans to transition from a defined benefit philosophy for retirement benefits to a defined contribution approach resulting in $2.2 million ($1.5 million after-tax) of non-recurring pension curtailment and transition costs. In addition, the Company initiated a management reorganization plan to strengthen selected roles in the organization resulting in $0.5 million ($0.3 million after-tax) of reorganization charges during fiscal 2009.

Other income for fiscal 2010 was $1.4 million, a 37 percent decline compared with $2.2 million for fiscal 2009. The decline is primarily due to increased interest expense on debt incurred to support the Company's acquisition activity. The effective tax rate for fiscal 2010 increased to 33 percent compared with 32 percent for fiscal 2009.

Net income for the fiscal year ended September 30, 2010 was $23.7 million, an increase of 1 percent compared with $23.4 million for fiscal 2009. This resulted in diluted earnings per share for the current year of $2.52 compared with $2.49 reported a year ago. Excluding the effect of acquisition and reorganization costs, net income for fiscal 2010 was $25.3 million, or $2.69 per diluted share. Excluding the effect of the pension curtailment and transition costs and the reorganization charges, net income for fiscal 2009 was $25.1 million, or $2.68 per diluted share.

Adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA") for fiscal 2010 were $44.4 million, a 5 percent increase compared with $42.3 million reported for fiscal 2009. A reconciliation of net income to adjusted EBITDA is included in the attached financial exhibits.



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                                                            LANDAUER, INC.
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FOURTH QUARTER PERFORMANCE

For the quarter ended September 30, 2010, revenues increased 27 percent to $29.1 million compared with $23.0 million a year ago. Gross margin for the fiscal fourth quarter increased 8 percent to $16.8 million compared with $15.6 million a year ago. The gross margin was 58 percent compared with 68 percent for the fourth fiscal quarter of 2009. Selling, general and administrative expenses for the quarter increased 10 percent to $8.9 million. The increase was driven primarily by $2.1 million of increased spending from acquired companies. Earnings per diluted share for the quarter were $0.48 and $0.56 in fiscal 2010 and 2009, respectively. Net income for the latest quarter was $4.6 million compared with $5.3 million in fiscal 2009. Adjusted EBITDA increased 7 percent to $9.9 million compared with $9.2 million a year ago. A reconciliation of net income to adjusted EBITDA is included in the attached financial exhibits.


SOLID FINANCIAL POSITION

Landauer ended the year with total assets of $150.7 million, cash of $7.7 million and negative working capital of $3.4 million, due to the classification, as a current liability, of $12.5 million in outstanding borrowings. These borrowings relate to $18.0 million in debt incurred to support the acquisitions completed during fiscal 2010. This initial amount has been reduced by $5.5 million with cash flow from operations. Cash provided by operating activities was $26.3 million, a decline of 13 percent from fiscal 2009. The decline is due primarily to an increase in prepaid income taxes and a decline in deferred contract revenue offset by the reduction in funding in long-term pension and postretirement obligations.

On November 12, 2010, the Company amended its current credit agreement to increase the funds available under the agreement from $30.0 million to $50.0 million and extend the maturity date to October 31, 2013, to support the continued execution of our Medical Physics growth strategy.


2011 OUTLOOK

Saxelby explained, "We believe that the progress we have made in expanding our service offering and continued execution on our strategic initiatives positions us well to deliver market-leading performance and increased shareholder value. However, healthcare economic challenges and related pricing pressure impacted our core occupational monitoring business in fiscal 2010 and we anticipate the trend to continue to impact the Company in fiscal 2011."

Landauer's business plan for fiscal 2011 anticipates currently aggregate revenue for the year to be in the range of $120 to $126 million, including $4 to $8 million in sales to the U.S military and first responder markets. Military and first responder market sales are dependent on military and other governmental appropriations and approvals which have yet to be obtained. The business plan anticipates spending of $10 to $12 million, with $2 to $3 million of expense spending to support the successful completion of the Company's systems initiative and the related post implementation support. Based upon the above assumptions, the Company anticipates reported net income for fiscal 2011 in the range of $24 to $26 million.









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CONFERENCE CALL DETAILS

Landauer has scheduled its fourth quarter and year-end conference call for investors on Tuesday, December 7, 2010 at 2:00 p.m. Eastern Time. To participate, callers should dial 877-941-2928 (within the United States and Canada), or 480-629-9726 (international) about 10 minutes before the presentation. To listen to a webcast on the Internet, please go to the company's website at http://www.landauerinc.com at least 15 minutes early to register, download and install any necessary audio software. Investors may access a replay of the call by dialing 800-406-7325 (within the United States and Canada), or 303-590-3030 (international), passcode 4386030#, which will be available through Thursday, December 30, 2010. The replay of the call will remain available on Landauer's website for 90 days.


ABOUT LANDAUER

Landauer is the world's leading provider of technical and analytical services to determine occupational and environmental radiation exposure and is the leading domestic provider of outsourced medical physics services. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees. Landauer's services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from clients, and the analysis and reporting of exposure findings. The Company provides its dosimetry services to approximately 1.6 million people globally. In addition, through its Global Physics Solutions subsidiary, the Company provides therapeutic and imaging physics services to the medical physics community.


SAFE HARBOR STATEMENT

Some of the information shared here (including, in particular, the section titled "2011 Outlook") constitutes forward-looking statements that are based on assumptions and involve certain risks and uncertainties. These include the following, without limitation: assumptions, risks and uncertainties associated with the Company's development and introduction of new technologies in general; the ability to protect and utilize the Company's intellectual property; continued customer acceptance of the InLight technology; the adaptability of optically stimulated luminescence
(OSL) technology to new platforms and formats; military and other government funding for the purchase of certain of the Company's equipment and services; the impact on sales and pricing of certain customer group purchasing arrangements; the costs associated with the Company's research and business development efforts; the usefulness of older technologies and related licenses and intellectual property; the effectiveness of and costs associated with the Company's IT platform enhancements; the anticipated results of operations of the Company and its subsidiaries or ventures; valuation of the Company's long-lived assets or business units relative to future cash flows; changes in pricing of products and services; changes in postal and delivery practices; the Company's business plans; anticipated revenue and cost growth; the ability to integrate the operations of acquired businesses and to realize the expected benefits of acquisitions; the risks associated with conducting business internationally; costs incurred for potential acquisitions or similar transactions; other anticipated financial events; the effects of changing economic and competitive conditions; foreign exchange rates; government regulations; accreditation requirements; changes in the trading market that affect the cost of obligations under the Company's benefit plans; and pending accounting pronouncements. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be


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                                                            LANDAUER, INC.
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different from what is anticipated today.  These risks and uncertainties also may result in changes to the Company's business plans and prospects, and could create the need from time to time to write down the value of assets or otherwise cause the Company to incur unanticipated expenses. You can find more information by reviewing the "Risk Factors" section in the Company's Annual Report on Form 10-K for the year ended September 30, 2009, and other reports filed by the Company from time to time with the Securities and Exchange Commission.



                          FINANCIAL TABLES FOLLOW






















































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                                                            LANDAUER, INC.
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              FOURTH QUARTER FISCAL 2010 FINANCIAL HIGHLIGHTS

         (unaudited, amounts in thousands, except per share data)



                              Three Months Ended    Twelve Months Ended
                              -------------------   -------------------
                                 September 30,         September 30,
                                2010       2009       2010       2009
                              --------   --------   --------   --------

Net revenues . . . . . . . .  $ 29,072   $ 22,967   $114,367   $ 93,827

Costs and expenses:
    Cost of sales. . . . . .    12,315      7,373     44,478     30,766
    Selling, general and
      administrative . . . .     8,927      8,098     33,224     27,891
    Net defined benefit
      plan curtailment loss
      and transition costs .         -          -          -      2,236
    Acquisition and
      reorganization costs .       345        (73)     2,028        416
                              --------   --------   --------   --------
                                21,587     15,398     79,730     61,309
                              --------   --------   --------   --------

Operating income . . . . . .     7,485      7,569     34,637     32,518

Other income, net. . . . . .       298        471      1,396      2,199
                              --------   --------   --------   --------

Income before taxes. . . . .     7,783      8,040     36,033     34,717
Income taxes . . . . . . . .     3,087      2,718     11,893     11,071
                              --------   --------   --------   --------
Net income . . . . . . . . .     4,696      5,322     24,140     23,646
Less:  Net income attri-
  buted to noncontrolling
  interest . . . . . . . . .       140         72        466        280
                              --------   --------   --------   --------
Net income attributed to
  Landauer, Inc. . . . . . .  $  4,556   $  5,250   $ 23,674   $ 23,366
                              ========   ========   ========   ========

Net income per share
  attributable to Landauer,
  Inc. shareholders:
      Basic. . . . . . . . .  $   0.49   $   0.56   $   2.53   $   2.51
                              ========   ========   ========   ========
      Weighted average
        basic shares
        outstanding. . . . .     9,331      9,318      9,310      9,293
                              ========   ========   ========   ========


      Diluted. . . . . . . .  $   0.48   $   0.56   $   2.52   $   2.49
                              ========   ========   ========   ========
      Weighted average
        diluted shares
        outstanding. . . . .     9,371      9,394      9,349      9,366
                              ========   ========   ========   ========





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                      RECONCILIATION OF NET INCOME TO
  ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION

                     (unaudited, amounts in thousands)



                              Three Months Ended    Twelve Months Ended
                              -------------------   -------------------
                                 September 30,         September 30,
                                2010       2009       2010       2009
                              --------   --------   --------   --------
Net income attributed to
  Landauer, Inc. . . . . . .  $  4,556   $  5,250   $ 23,674   $ 23,366
Add back:
    Interest and other
      (income) expense . . .       (21)      (178)       105       (624)
    Income taxes . . . . . .     3,087      2,718     11,893     11,071
    Depreciation and
      amortization . . . . .     1,946      1,509      6,681      5,845
                              --------   --------   --------   --------
Earnings before interest,
  taxes, depreciation
  and amortization . . . . .     9,568      9,299     42,353     39,658
                              --------   --------   --------   --------
Adjustments:
  Net defined benefit plan
    curtailment loss and
    transition costs . . . .         -          -          -      2,236
  Acquisition and reorgani-
    zation costs . . . . . .       345        (73)     2,028        416
                              --------   --------   --------   --------
Adjusted earnings before
  interest, taxes, deprecia-
  tion and amortization. . .  $  9,913   $  9,226   $ 44,381   $ 42,310
                              ========   ========   ========   ========



USE OF NON-GAAP FINANCIAL MEASURES

In evaluating the Company's financial performance and outlook, management uses adjusted EBITDA. Adjusted earnings before interest, taxes, depreciation and amortization is a non-GAAP measure. Management believes that such measure supplements evaluations using operating income, net income, and diluted earnings per share and other GAAP measures, and is a useful indicator for investors. This indicator can help readers gain a meaningful understanding of our core operating results and future prospects without the effect of non-cash or other one-time items and the Company's ability to generate cash flows from operations that are available for taxes, capital expenditures, and debt repayment. Investors should recognize that these non-GAAP measures might not be comparable to similarly titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with accounting principles generally accepted in the United States.










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                    SUMMARY CONSOLIDATED BALANCE SHEETS

                     (unaudited, amounts in thousands)



                                           September 30,  September 30,
                                               2010           2009
                                           -------------  -------------
ASSETS
Current Assets:
    Cash and cash equivalents. . . . . . .      $  7,659       $ 36,493
    Receivables, net of allowances . . . .        23,702         20,663
    Other current assets . . . . . . . . .        14,796         11,381
                                                --------       --------
Total current assets . . . . . . . . . . .        46,157         68,537

Net property, plant and equipment. . . . .        39,815         26,151
Equity in joint venture. . . . . . . . . .         8,446          7,421
Goodwill and other intangible assets,
  net of amortization. . . . . . . . . . .        49,270         17,380
Dosimetry devices, net of amortization . .         5,579          4,583
Other assets . . . . . . . . . . . . . . .         1,429          1,133
                                                --------       --------
TOTAL ASSETS . . . . . . . . . . . . . . .      $150,696       $125,205
                                                ========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
    Accounts payable . . . . . . . . . . .      $  7,180       $  5,193
    Dividends payable. . . . . . . . . . .         5,143          4,996
    Deferred contract revenue. . . . . . .        14,305         15,632
    Short-term debt. . . . . . . . . . . .        12,504              -
    Other current liabilities. . . . . . .        10,420         11,054
                                                --------       --------
Total current liabilities. . . . . . . . .        49,552         36,875

Non-current liabilities:
    Pension and postretirement
      obligations. . . . . . . . . . . . .        10,089          8,238
    Deferred income taxes. . . . . . . . .         9,934          4,608
    Other non-current liabilities. . . . .         1,418          1,030
                                                --------       --------
Total non-current liabilities. . . . . . .        21,441         13,876

Landauer, Inc. stockholders' equity. . . .        78,790         73,761
Noncontrolling interest. . . . . . . . . .           913            693
                                                --------       --------
Total equity . . . . . . . . . . . . . . .        79,703         74,454
                                                --------       --------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY . . . . . . . . . .      $150,696       $125,205
                                                ========       ========













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